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                                                                     EXHIBIT 3.2

                         CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                         OF IRVINE SENSORS CORPORATION
                             a Delaware corporation

                            Pursuant to Section 151
            of the General Corporation Law of the State of Delaware

     I, JAMES D. EVERT, President and Chief Executive Officer of IRVINE SENSORS CORPORATION, a Delaware corporation (the "corporation"), certify that pursuant to the authority contained in Article IV of the corporation's Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation's Board of Directors has adopted the following resolutions creating a series of its Preferred Stock designated as Series D Convertible Preferred Stock:

    WHEREAS, Certificate of Incorporation of this corporation provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

    WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

    NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors (the "Board") hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

        (a) Designation. The series of Preferred Stock shall be designated "Series D Convertible Preferred Stock" (the "Series D Preferred Stock").

        (b) Authorized Shares. The number of shares constituting the Series D Preferred Stock shall be 50,000 shares.

        (c) Dividends. The Series D Preferred Stock shall not be entitled to receive any dividends.

        (d) Liquidation Rights.

            (i) Preference upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary of involuntary, holders of each outstanding share of Series D Preferred Stock shall be entitled to be paid first out of the assets of the corporation available for distribution to stockholders, whether such assets are
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capital, surplus or earnings, an amount equal to $100 per share (the "original purchase price") of Series D Preferred Stock held, before any payment shall be made to the holders of the Common Stock, or any other stock of the corporation ranking as to assets upon liquidation, dissolution or winding up of the corporation junior to the Series D Preferred Stock; provided, however, that the holders of Series D Preferred Stock shall not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series of or class of the corporation's stock then outstanding that ranks senior as to liquidation rights to the Series D Preferred Stock (including already issued series of Preferred Stock) has been paid in full. The holders of the Series D Preferred Stock and all series or classes of the corporation's stock now or hereafter issued that ranks on a parity as to liquidation rights with the Series D Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the corporation, the assets to be distributed to the holders of the Series D Preferred Stock (and any stock on a parity therewith) shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the corporation available for distribution to stockholders shall be distributed to the holders of Series D Preferred Stock and any stock on a parity as to liquidation. Each holder of the Series D Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of shares of Series D Preferred Stock held by such holder bears to the total number of shares of Series D Preferred Stock and any stock on a parity as to liquidation then outstanding. Such payment shall constitute payment in full to the holders of the Series D Preferred Stock upon the liquidation, dissolution or winding up of the corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the corporation in trust for the account of the Series D Preferred Stockholders, so as to be available for such payment, such Series D Preferred Stockholders shall be entitled to no further participation in the distribution of the assets of the corporation.

            (ii) Consolidation, Merger and Other Corporate Events. A consolidation or merger of the corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the corporation or any reclassification of the stock of the corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections (vi) through (viii) of paragraph (g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph (d). In no event

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shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series D Preferred Stock, be deemed a "reclassification" under, or otherwise limited by the terms hereof.

            (iii) Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the corporation resulting in the availability of assets other than cash for distribution to the holders of the Series D Preferred Stock, the holders of the Series D Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made by the Board, and provided that such Board was acting in good faith, shall be conclusive.

            (iv) Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series D Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding (excluding Common Stock held by the corporation as treasury stock) shall be entitled to receive ratably all of the remaining assets of the corporation.

            (v) Senior and Junior Security Holders Defined. References to a stock that is "senior" to, on a "parity" with or "junior" to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the corporation. The Series D Preferred Stock shall be senior to the Common Stock of the corporation and junior to the corporation's outstanding Series B and C Cumulative Convertible Preferred Stock as to liquidation.

        (e) Redemption of the Series D Preferred Stock. The Series D Preferred Stock shall not be redeemable.

        (f) Voting Rights. Except as otherwise required by law, the holders of shares of Series D Preferred Stock shall not have the right to vote on matters that come before the stockholders.

        (g) Conversion. The holders of Series D Preferred Stock will have the following conversion rights:

            (i) Right to Convert. Subject to and in compliance with the provisions of this paragraph (g), any issued and outstanding shares of Series D Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein.

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            (ii)    Conversion Price. The number of shares into which one share of Series D Preferred Stock shall be convertible shall be determined by dividing $100 by the conversion price at the time in effect for such share (the "Conversion Price"). The initial Conversion Price per share for the Series D Preferred Stock shall be $1.00 for such share, which shall be subject to adjustment from time to time in certain instances, as provided below in this paragraph (g).

            (iii) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares of Series D Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder of Series D Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

    Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
            (iv) Conversion Premium. Subject to the provisions of paragraph g(x) below, in connection with the conversion permitted by this paragraph (g), the Company shall issue an additional number of shares of Common Stock equal in market value to ten percent of the original purchase price of the Series D Preferred Stock per annum, as such amount shall have accrued daily from the date on which such shares of Series D Preferred Stock were originally issued (the "Original Issuance Date") to the date of conversion; provided, however, that the Company's obligation to issue such additional shares of Common Stock upon conversion shall expire and be of no further force and effect as of the close of business on the date on which the bid price for the Common Stock shall have closed for 20 consecutive trading days at a price at least three times the initial conversion price of $1.00 (as adjusted for stock splits and reverse stock splits), but provided further that the Company has then in effect a current registration statement covering the resale of the shares of Common Stock issuable upon conversion of the then-outstanding shares of Series D Preferred Stock.

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            (v)     Adjustment for Stock Splits and Combinations. If the Company
shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (g)(v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (vi) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series D Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such Series D Preferred Stock then in effect by a fraction:

          (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series D Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series D Preferred Stock shall be adjusted pursuant to this paragraph (g)(vi) as of the time of actual payment of such dividends or distributions.

            (vii) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common

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Stock, then and in each such event provision shall be made so that the holders of such Series D Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (g) with respect to the rights of the holders of the Series D Preferred Stock.

            (viii) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (g)), then and in each such event the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (ix) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (g)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of such Series D Preferred Stock, the number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (g) with respect to the rights of the holders of the Series D Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph
(g) (including

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adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (x)     Reverse Stock Split Protection.

                    (A) In the event the Company makes a public announcement of its intention to effect a reverse stock split at any time within 18 months of the closing of the offering of Series D Preferred Stock, the Company shall, for the following three full calendar months, calculate the monthly average closing bid price of the Common Stock for each such month. In the event the monthly average closing bid price in any of such months would result in a pre-reverse stock split bid price of less than $1.00 per share, the Company shall thereafter issue upon conversion to each holder of then-outstanding Series D Preferred Stock additional shares of its Common Stock, based on the lowest of such monthly average closing bid prices, in order to give each such investor that number of shares of Common Stock equaling $1.00 in value; provided, however, that no greater than a 50% reduction from the $1.00 price shall be applicable to this adjustment, excluding for this purpose any shares issuable as a conversion premium pursuant to paragraph (g)(iv), above.

                    (B) In the event the Company does effect a reverse stock split and the provisions of this paragraph (g)(x) become applicable, the termination of the Company's conversion premium obligation as set forth in paragraph (g)(iv) shall be modified to terminate and become null and void as of the close of business on the date on which the bid price for the Common Stock shall have closed for 20 consecutive trading days at a price at least two times the initial conversion price of $1.00 (as adjusted for stock splits and reverse stock splits).

                    (C) The issuance of additional shares of Common Stock pursuant to this paragraph (g)(x), if any, shall have no effect whatsoever on the dollar amount payable as a conversion premium, as set forth in paragraph
(g)(iv), which premium shall be payable based solely on the dollar amount of the shares of Series D Preferred Stock purchased.

            (xi) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series D Preferred Stock, the Company shall compute such adjustment or readjustment in accordance herewith and the Company's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series D Preferred Stock at the holder's address as shown in the Company's books. The certificate shall

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set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

            (xi) Notices of Record Date. In the event of (A) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company or any transfer of all or substantially all of the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series D Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (xii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

            (xiii)  Reservation of Stock Issuable Upon Conversion.   The Company
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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            (xiv)   Notices.  Any notice required by the provisions of this
paragraph (g) to be given to the holder of shares of the Series D Preferred Stock shall be deemed given when personally delivered or delivered by facsimile transmission to such holder (followed by prompt deposit of such notice in the United States mail addressed to the holder), or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

            (xv) Payment of Taxes. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock.

            (xvi) No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against dilution or other impairment.

        (h) No Reissuance of Preferred Stock. No share or shares of Series D Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series D Preferred Stock that the Company shall be authorized to issue.

        (i) Severability. If any right, preference or limitation of the Series D Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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     IN WITNESS WHEREOF, IRVINE SENSORS CORPORATION has caused this Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock to be executed by James D. Evert, its President and Chief Executive Officer and David Pinto, its Treasurer, this 22nd day of December, 1997.



                                           /s/ James D. Evert
                                           -------------------------------------
                                           James D. Evert
                                           President and Chief Executive Officer


Attest:


/s/ David Pinto
---------------------------------
David Pinto
Treasurer

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